Exhibit 99.1

CSRA Announces Fourth Quarter and Fiscal Year 2017 Financial Results

•	Revenue: $1.25 billion for Q4—up 3 percent sequentially, down 3 percent year-over-year

•	Diluted EPS: $0.22 (GAAP) and $0.49 (Adjusted) for Q4 and $1.84 (GAAP) and $1.91 (Adjusted) reflect strong profitability

•	Adjusted diluted EPS for quarter and fiscal year up 7 percent and 10 percent, respectively, compared to fiscal year 2016

•	Robust book-to-bill ratios of 1.1x for the quarter and 1.4x for the trailing twelve months build the foundation for future growth

•	FY18 guidance projects return to organic revenue growth

FALLS CHURCH, Va., May 24, 2017 - CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the fourth quarter of fiscal year 2017, which ended March 31, 2017.
“In fiscal year 2017, we built a strong foundation for the future through robust business development success, differentiated technical offerings, and strong financial management,” said Larry Prior, CSRA president and CEO. “We ended the year on a high note, as our fourth quarter revenue, adjusted EBITDA, and adjusted EPS met or exceeded consensus estimates, and we booked $1.3 billion in awards. Our book-to-bill ratio of 1.1x marked the ninth straight quarter with bookings at or above revenue. This success gives us confidence that we will achieve organic revenue growth in fiscal year 2018 while also maintaining strong profitability and free cash flow. I am also pleased to announce that we will soon make our first acquisition as a public company. NES Associates will bring us strong competitive advantage in a number of large, near-term IT network opportunities—another example of how we live our tagline, 'Think Next. Now.'"

Exhibit 99.1

Summary Operating Results (Unaudited)

(Dollars in millions, except per share data)	Three Months Ended		Fiscal Years Ended
	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016(a)
Revenue	$1,254	$1,290	$4,993	$4,250
Operating income (loss)	$90	$(76)	$622	$187
Net income (loss) attributable to CSRA common stockholders	$37	$(72)	$304	$87
GAAP diluted EPS	$0.22	$(0.44)	$1.84	$0.53

Adjusted revenue	$1,254	$1,290	$4,993	$5,198
Adjusted EBITDA	$207	$197	$792	$787
Adjusted diluted EPS	$0.49	$0.46	$1.91	$1.74

Note: All quarterly and adjusted figures are unaudited; refer to "Reconciliation of Non-GAAP Financial Measures" at the end of this news release for a more detailed discussion of management's use of non-GAAP measures and for reconciliations to GAAP financial measures.

(a)	For the fiscal year ended April 1, 2016, adjusted revenue, adjusted EBITDA, and adjusted diluted EPS are pro forma measures.

Revenue for the fourth quarter of fiscal year 2017 was $1.25 billion, up 3 percent compared to the third quarter of fiscal year 2017 (sequentially). Quarterly revenue was down 3 percent compared to the fourth quarter of fiscal year 2016 (year-over-year), the lowest such decline since the Company was formed in November 2015. Revenue for fiscal year 2017 was $5.0 billion, down 4 percent compared to adjusted revenue for fiscal year 2016.
Operating income for the fourth quarter of fiscal year 2017 of $90 million (7.2% operating margin), includes $61 million of expense related to the amendment of the Intellectual Property Matters Agreement (the “Original IPMA” and, as amended, the “IPMA”) with Computer Sciences Corporation (now known as DXC Technology) (“CSC”) and another $5 million of other separation, merger, and integration costs; $16 million of pension and other post-retirement benefit ("OPEB") plans mark-to-market expense; $20 million of other pension benefits; as well as $11 million of amortization from acquisition-related intangible assets. Adjusted EBITDA, which excludes these items, was $207 million for the fourth quarter, up 5 percent year-over-year. The adjusted EBITDA margin of 16.5% matched the highest in the last three years (including pro forma results), driven by strong contract performance and disciplined cost management. Adjusted EBITDA for fiscal year 2017 was $792 million, which was up 1 percent compared to fiscal year 2016, reflected a margin of 15.9%, an improvement of 80 basis points compared to the prior fiscal year.
Net income attributable to CSRA shareholders for the fourth quarter of fiscal year 2017 was $37 million, or $0.22 per share, compared to a loss of $72 million, or $0.44 per share in the fourth

Exhibit 99.1

quarter of fiscal year 2016. Adjusted diluted EPS was $0.49 for the quarter and $1.91 for the fiscal year, up 7 percent and 10 percent, respectively, from the comparable periods in fiscal year 2016.
The adjusted results reflect the methodology laid out in the Company's Form 8-K filing on April 10, 2017. Compared to the previously reported measures, adjusted EBITDA excludes all costs and benefits associated with the defined benefit plans, and adjusted EPS excludes all costs and benefits associated with the defined benefit plans as well as amortization of acquisition-related intangible assets. Prior year amounts have been revised to conform to the current year presentation.

Cash Management and Capital Deployment
For the fourth quarter of fiscal year 2017, operating cash flow was $50 million, and free cash flow was $62 million. Operating cash flow included $61 million associated with the payment to CSC in connection with the signing of the IPMA; this payment is not included in free cash flow, which excludes non-recurring separation-related payments. The remaining $4 million from the $65 million IPMA payment is included in investing cash flow and captured on the balance sheet as a software asset.
During the fourth quarter, the Company used $20 million to pay down debt and returned $16 million to shareholders as part of its regular quarterly cash dividend program. The Board of Directors declared that the Company will pay a cash dividend of $0.10 per share on July 12, 2017 to all common shareholders of record as of June 15, 2017. As of March 31, 2017, the Company had $126 million in cash and cash equivalents and $2.6 billion in debt (excluding capital lease obligations).
After the close of the quarter, the Company signed a definitive agreement to acquire the Alexandria, VA-based network engineering firm NES Associates, LLC, a leading provider of telecommunications, infrastructure, and application architecture and implementation services to Defense and other government customers. The transaction is expected to close in the first half of fiscal year 2018, and is subject to regulatory approval and customary closing conditions.

Business Development
Bookings totaled $1.3 billion in the fourth quarter, representing a book-to-bill ratio of 1.1x. The fourth quarter marked the ninth consecutive quarter with a book-to-bill ratio of 1.0x or higher. Bookings for the fiscal year totaled $6.9 billion, representing a book-to-bill ratio of 1.4x.

Exhibit 99.1

Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Enterprise IT Support for the Environmental Protection Agency (EPA). Under a $266 million, five-year contract, CSRA will provide a full range of services to develop and operate the EPA’s infrastructure and application platforms. Services delivered under this new contract for CSRA include: data center management, application hosting, application deployment and maintenance, geospatial service support, network security, cybersecurity, cloud computing, continuity of operations (COOP) services, enterprise identity and access management (EIAM), and active directory (AD).

•
Program Executive Office (PEO) Aircraft Carriers Support. CSRA secured a five-year, $61 million recompete to provide a full range of acquisition program support services to PEO Aircraft Carriers, including the design, development, construction, modernization, and life cycle management of aircraft carriers for the Navy. CSRA has supported PEO Aircraft Carriers for over 25 years.

•
Administrative Office of U.S. Courts (AOUSC) IT Security Support. The AOUSC awarded CSRA a new $57 million, four-year contract to secure the Courts' IT assets. Under this task order, CSRA will provide highly-specialized security services, such as security engineering, penetration testing, security assessments, and training.

•
EPA High Performance Computing (HPC) Support. CSRA secured a new five-year, $58 million contract to provision, maintain, and support the EPA’s HPC environment, as well as its scientific visualization hardware and software. CSRA's support of computational modeling and simulation tools will allow the EPA to solve complex research problems quickly and in a cost-effective manner to guide decisions and better protect human health and the environment.

•
Department of the Navy Chief of Information (CHINFO) Support. Under a five-year, $39 million contract, CSRA will continue to provide the Navy support to its worldwide public communication and media support services program.

The Company’s backlog of signed business orders at the end of fourth quarter of fiscal year 2017 was $15.2 billion, of which $2.4 billion was funded.

Exhibit 99.1

Forward Guidance
Based on the substantial momentum from its business development success, the Company is initiating guidance ranges that anticipate organic growth in revenue and free cash flow and robust performance in adjusted EBITDA and adjusted diluted EPS. The Company elects to provide ranges for certain metrics that are not prepared and presented in accordance with GAAP because it cannot make reliable estimates of key items that would be necessary to provide guidance for its GAAP operating and cash flow measures, including pension and OPEB mark-to-market adjustments and the initial sale associated with any changes to its receivables purchase agreement.

Metric	Fiscal Year 2018
Revenue (millions)	$5,000 - $5,200
Adjusted EBITDA (millions)	$770 - $800
Adjusted Diluted Earnings per Share	$1.88 - $2.00
Free Cash Flow (millions)	$330 - $380
The fiscal year 2018 adjusted EBITDA and adjusted diluted EPS guidance is based on the same definitions used in this press release and described fully in the company's Form 8-K filed with the Securities and Exchange Commission on April 10, 2017.
CSRA chief financial officer Dave Keffer commented, “I am pleased to post such strong earnings growth in the quarter and the year, underscoring CSRA's commitment to long-term earnings growth. We expect to grow revenue in fiscal year 2018 in line with our long-term model. Our pending acquisition is a great example of the disciplined growth we are able to pursue, consistent with our balanced, long-term approach to capital allocation, as our balance sheet continues to evolve. After aggressively paying down debt, we look to add in acquisitions and opportunistic share repurchases to accelerate growth and drive shareholder value."

Conference Call
CSRA executive management will hold a conference call on May 24, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 0762702. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (https://www.csra.com/investor-relations/). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.

Exhibit 99.1

About CSRA Inc.
CSRA (NYSE: CSRA) solves our nation’s hardest mission problems as a bridge from mission and enterprise IT to Next Gen, from government to technology partners, and from agency to agency.  CSRA is tomorrow’s thinking, today. For our customers, our partners, and ultimately, all the people our mission touches, CSRA is realizing the promise of technology to change the world through next-generation thinking and meaningful results. CSRA is driving towards achieving sustainable, industry-leading organic growth across federal and state/local markets through customer intimacy, rapid innovation and outcome-based experience. CSRA has approximately 18,500 employees and is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com. Think Next. Now.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about earnings, revenue, cash flow, the acquisition of NES Solutions, debt repayment, share repurchases and other future financial business performance and strategies. Forward-looking statements are typically identified by words such as, but not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plans," and similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K for fiscal year 2016 and our upcoming Annual Report on Form 10-K for fiscal year 2017 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements, whether as a result of subsequent event or otherwise.

Exhibit 99.1

CSRA INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(Dollars in millions, shares in thousands)	March 31, 2017	April 1, 2016
Current assets
Cash and cash equivalents	$126	$130
Receivables, net of allowance for doubtful accounts of $24 and $21, respectively	748	751
Prepaid expenses and other current assets	126	123
Total current assets	1,000	1,004

Intangible and other assets
Goodwill	2,335	2,332
Customer-related and other intangible assets, net of accumulated amortization of $244 and $201, respectively	775	870
Software, net of accumulated amortization of $89 and $95, respectively	81	41
Other assets	87	69
Total intangible and other assets	3,278	3,312

Property and equipment, net of accumulated depreciation of $694 and $773, respectively	610	530
Total assets	$4,888	$4,846

Current liabilities
Accounts payable	$187	$170
Accrued payroll and related costs	181	200
Accrued expenses and other current liabilities	487	528
Current capital lease liability	44	42
Current maturities of long-term debt	72	128
Dividends payable	21	18
Total current liabilities	992	1,086

Long-term debt, net of current maturities	2,511	2,656
Noncurrent capital lease liability	172	109
Deferred income tax liabilities	272	163
Other long-term liabilities	582	742

Commitments and contingent liabilities

Equity
Stockholders’ Equity:
Common stock, $0.001 par value, 750,000 shares authorized, 163,570 and 162,926 shares issued, and 163,216 and 162,926 outstanding, respectively	—	—
Additional paid-in capital	134	117
Accumulated earnings (deficit)	165	(74)
Accumulated other comprehensive income	31	21
Total stockholders’ equity	330	64
Noncontrolling interests	29	26
Total equity	359	90
Total liabilities and equity	$4,888	$4,846

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Fiscal Years Ended
(Dollars in millions, except per share amounts)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Total revenue	$1,254	$1,290	$4,993	$4,250

Cost of services	990	1,227	3,830	3,576
Selling, general and administrative expenses	50	52	210	187
Separation and merger costs	72	18	90	118
Depreciation and amortization	52	69	241	182
Operating expenses	1,164	1,366	4,371	4,063

Operating income (loss)	90	(76)	622	187
Interest expense, net	29	29	124	53
Other expense (income), net	—	2	3	(15)

Income before income taxes	61	(107)	495	149
Income tax expense (benefit)	21	(39)	179	46
Net income (loss)	40	(68)	316	103
Less: noncontrolling interests	3	4	12	16
Net income (loss) attributable to CSRA common stockholders	$37	$(72)	$304	$87

Earnings (loss) per common share:
Basic	$0.23	(0.44)	$1.86	$0.54
Diluted	$0.22	(0.44)	$1.84	$0.53

Common share information (weighted averages, in thousands):
Common shares outstanding - basic	163,134	162,596	163,345	162,193
Dilutive effect of stock options and equity awards	1,721	1,414	1,491	1,392
Common shares outstanding - diluted	164,855	164,010	164,836	163,585

Cash dividend per common share	$0.10	$0.10	$0.40	$0.20

Exhibit 99.1

CSRA INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Dollars in millions)	Fiscal Years Ended
	March 31, 2017(Unaudited)	April 1, 2016
Cash flow provided by operating activities:
Net income	$316	$103
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	244	192
Pension and OPEB actuarial & settlement losses (gains)	(98)	203
Stock-based compensation	29	10
Excess tax benefit from stock-based compensation	(4)	(1)
Deferred income taxes	100	(44)
Net (gain) loss on dispositions on business and assets	2	(7)
Other non-cash items, net	(2)	(5)
Changes in assets and liabilities, net of acquisitions and dispositions:
Decrease in receivables	15	186
(Increase) decrease in prepaid and other assets	(9)	(30)
Increase (decrease) in payables and accrued expenses	(29)	(18)
Decrease in defined benefits liability	(87)	(57)
(Increase) decrease in other long-term liabilities	6	14
Other operating activities, net	5	7
Cash provided by operating activities	488	553

Cash flows used in investing activities:
Purchases of property and equipment	(129)	(139)
Software purchased and developed	(21)	(22)
Payments for acquisitions, net of cash acquired	—	(342)
Extinguishment of SRA long-term debt and costs	—	(1,101)
Reimbursement of SRA-related expenses	—	(30)
Proceeds from business dispositions	—	34
Proceeds from disposals of assets	11	4
Other investing activity	(29)	(9)
Cash used in investing activities	(168)	(1,605)

Cash flows (used in) provided by financing activities:
Borrowings under lines of credit	—	200
Repayments of borrowings under lines of credit	(50)	(150)
Borrowings of long-term debt	234	2,800
Payments of long-term debt	(399)	(20)
Debt issuance costs	(4)	(56)
Proceeds from stock options and other common stock transactions	5	4
Repurchase of common stock	(29)	(50)
Special Dividend payment	—	(1,148)
Dividends paid	(67)	(16)
Repayment of Transitory Note	—	(350)
Payments on capital lease liability	(47)	(17)
Payments to noncontrolling interest	(9)	(18)
Net transfers to CSC	—	(10)
Other financing activity	42	8
Cash (used in) provided by financing activities	(324)	1,177

Net increase in cash and cash equivalents	(4)	125
Cash and cash equivalents at beginning of period	130	5
Cash and cash equivalents at end of period	$126	$130

Exhibit 99.1

CSRA INC.
Supplemental Cash Flow Information
(Unaudited)

(Dollars in millions)	Fiscal Years Ended
	March 31, 2017	April 1, 2016
Supplemental cash flow information:
Cash paid for income taxes	$90	$91
Cash paid for interest	108	48
Capital expenditures in accounts payable and other liabilities	38	25
Capital expenditures through capital lease obligations	119	1
Deferred tax liability	110	215
Non-cash transfers related to Spin-Off	—	(475)
Non-cash transactions related to Mergers	—	(11)
Non-cash equity issued, net of shares held for taxes for SRA Shareholders	—	(768)
Transfers of remaining net parent investment to additional paid-in-capital	—	(608)

Segment Operating Results (Unaudited)
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue and segment operating income by reportable segment:

	Three Months Ended		Fiscal Years Ended
(Dollars in millions)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016(a)
Revenue
Defense and Intelligence	$551	$578	$2,250	$2,349
Civil	703	712	2,743	2,849

Segment operating income(b)
Defense and Intelligence	87	77	268	316
Civil	130	83	440	349

Notes:
(a)	For the fiscal year ended April 1, 2016, revenue and segment operating income are pro forma measures.
(b)	Segment operating income excludes actuarial and settlement charges related to pension and other post-employment benefit plans, corporate G&A, separation and merger costs and SRA integration costs.

For the three months ended March 31, 2017, Defense and Intelligence segment revenues decreased by $27 million, or 5 percent, compared to revenues from the same period of the prior year. The primary driver of the decline was the Army Logistics Modernization Program, which continued its transition from development to sustainment. Fourth quarter fiscal year 2017 Civil segment revenues decreased by $9 million, or 1 percent compared to revenues from the same period of the prior year. The New York Health Insurance Exchange program was the primary

Exhibit 99.1

source of the decline as a result of the achievement of a major software development milestone in the prior period. In addition, the revenues across Department of Homeland Security customers were lower as the result of expiring contracts. For the three months ended March 31, 2017, segment operating income and segment operating margin increased in both segments compared to the fourth quarter of fiscal year 2016.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that adjusted EBITDA and margin, adjusted diluted EPS, and free cash flow provide useful additional information to investors regarding the Company’s financial condition and results of operations as they provide additional measures of the Company’s profitability and ability to service its debt. In addition, these measures are considered important measures by financial analysts covering CSRA, and are used in determining executive compensation.
Using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing CSRA’s performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use pro forma and adjusted measures in addition to, and not as an alternative to, GAAP measures.
The major adjustments to GAAP to derive pro forma and adjusted metrics are summarized below:

•
Pro forma adjustments. For fiscal year 2016, pro forma results assume that the acquisition of SRA occurred prior to the beginning of the year. As a result, SRA revenue, EBITDA, and income for the first seven months of fiscal year 2016 are added to the comparable GAAP measures, after adjusting for intercompany effects. In addition, interest expense, share count, and tax rate for periods before the spin-merger are normalized for the ongoing levels at the time of the spin-merger.

•
Plan impacts. At the time of the Spin-off on November 27, 2015, CSRA assumed the assets and obligations of the pension and other post-retirement plans from CSC. The recurring net non-cash benefits associated with these plans are excluded from all quarters. The non-cash gains and losses from fair value remeasurement of these plans are excluded from all quarters in which they occurred, specifically the third and fourth quarters of fiscal years 2016 and 2017.

•
CSC Intellectual Property Payments. Under the Original IPMA, CSRA reimbursed CSC $30 million in December 2015 for the maintenance of certain intellectual property. This payment is reflected in the free cash flow for the third quarter of fiscal year 2016. The quarterly amortization of $7.5 million is included in the adjusted EBITDA and adjusted diluted EPS expenses for all quarters in fiscal year 2016 and the first three quarters in fiscal year 2017. Under the IPMA executed in February 2017, the annual payment was eliminated. Consequently, $2.5 million of intellectual property costs that

Exhibit 99.1

were accrued in the third quarter of fiscal year 2017 were reversed in the fourth quarter but are not included in the adjusted EBITDA and adjusted EPS for the fourth quarter.

•
Spin, Merger, and Integration Costs. Costs directly associated with the separation and merger transactions are excluded from adjusted EBITDA, adjusted EPS, and free cash flow. Included in separation and merger costs is $14 million of non-cash stock compensation expense from performance-based awards for former SRA shareholders in the third quarter of fiscal year 2017. In the fourth quarter of fiscal year, there was a $65 million payment to CSC related to the IPMA, of which $61 million was expensed. Costs from the ongoing integration process are excluded from adjusted EBITDA and adjusted diluted EPS.

•	Acquisition-related Intangible Amortization. All amortization associated with acquisition-related intangible assets is excluded from adjusted EPS.

•
Other Non-Cash Charges Not Earned/Incurred in Operation of Business. Debt extinguishment expense of $8 million related to the debt amendments incurred in the third quarter of fiscal year 2017 is excluded from adjusted EPS.

Adjusted Revenue

CSRA INC.
ADJUSTED REVENUE (unaudited)

	Three Months Ended		Fiscal Years Ended
(Dollars in millions)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016(a)
Revenue(b)	$1,254	$1,290	$4,993	$4,250
Historical SRA revenue(c)	—	—	—	950
Separation and merger effect(d)	—	—	—	(2)
Adjusted revenue	$1,254	$1,290	$4,993	$5,198

Notes:
(a)	For the fiscal year ended April 1, 2016, adjusted revenue is a pro forma measure.
(b)	For the fiscal year ended April 1, 2016, GAAP results reflect the operations of CSRA LLC.
(c)	Revenue prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is April 1, 2015 to November 30, 2015, in the case of the fiscal year ended April 1, 2016.
(d)	Adjustment for inter-company revenue prior to the November 30, 2015 merger with SRA.

Exhibit 99.1

Adjusted Diluted Earnings Per Share

CSRA INC.
ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended		Fiscal Years Ended
(Dollars in millions except per share amounts)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016(a)
Income before income taxes(b)	$61	$(107)	$495	$149
Historical SRA gain (loss) from continuing operations before taxes(c)	—	—	—	(62)
Separation and merger costs(d)	72	16	90	259
Integration and other costs	(6)	12	25	18
Actuarial and settlement (gains) losses of the defined benefit plans ("Plans")	16	203	(98)	184
Other net benefits of the Plans(e)	(20)	(28)	(92)	(108)
Amortization of backlog associated with SRA acquisition(f)	—	16	43	22
Other acquisition-related intangible amortization	11	17	50	32
Adjusted income, before income taxes	134	129	513	494
Adjusted income tax expense(g)	51	51	186	193
Adjusted net income	83	78	327	301
Less: Noncontrolling interest	3	4	12	16
Adjusted net income attributable to CSRA common stockholders	$80	$74	$315	$285

Adjusted diluted earnings per common share(h)	$0.49	$0.46	$1.91	$1.74

Notes: Adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
For the fiscal year ended April 1, 2016, adjusted income before income taxes, adjusted income tax expense, adjusted net income, adjusted net income attributable to CSRA common shareholders, and adjusted diluted earnings per common share are pro forma measures.

(b)
For the fiscal year ended April 1, 2016, GAAP results reflect the operations of CSRA LLC and include a pre-tax gain of $17 million on the sale of Welkin, which increased pro forma adjusted net income to shareholders by $10 million and pro forma adjusted diluted EPS by $0.06.

(c)	Income prior to the November 30, 2015 merger from the most closely corresponding reporting period, which is April 1, 2015 to November 30, 2015, in the case of the fiscal year ended April 1, 2016.
(d)	Inter-company income prior to the November 30, 2015 merger plus costs directly associated with the separation and merger transactions, before tax effect.
(e)	The expected return on pension and OPEB plan assets less the interest and service costs associated with the Plans.
(f)	Total value of $65 million amortized over the period November 30, 2015 to November 30, 2016 is included in Income before income taxes.
(g)	For the three months and fiscal year ended April 1, 2016, the assumed long-term effective tax rate of 39 percent is applied.
(h)	For the fiscal year ended April 1, 2016, Distribution Date common shares are used as the basis for computing weighted average shares outstanding for the periods prior to the Spin-off.

Exhibit 99.1

Adjusted EBITDA and Margin
CSRA defines adjusted EBITDA as revenue less cost of services and selling, general, and administrative (SG&A) costs, excluding periodic mark-to-market adjustments to the pension and post-retirement plans, net periodic benefits of these plans, as well as certain non-cash items that are not earned or incurred in the operation of our business, such as stock-based compensation expense. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue (or adjusted revenue for full fiscal year 2016).

Exhibit 99.1

CSRA INC.
ADJUSTED EBITDA (unaudited)

	Three Months Ended		Fiscal Years Ended
(Dollars in millions)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016(a)
Operating income (loss)(b)	$90	$(76)	$622	$187
Historical SRA operating income(c)	—	—	—	36
Impact of spin-off & merger on interest and income tax expense	—	12	—	52
Less: other expense (income), net	—	(1)	(3)	15
Separation, merger and integration costs(d)	65	35	149	186
Depreciation and amortization(e)	52	49	197	198
Amortization of contract-related intangibles	—	2	2	9
Stock-based compensation(f)	4	1	15	12
Pension and post-retirement plan actuarial losses (gains), settlement losses, and amortization of other comprehensive income	16	203	(98)	212
Net periodic benefits of Plans(g)	(20)	(28)	(92)	(108)
Impact of acquisitions and dispositions of businesses(h)	—	—	—	(12)
Adjusted EBITDA	$207	$197	$792	$787
Adjusted EBITDA Margin	16.5%	15.3%	15.9%	15.1%

Notes:
(a)
For the fiscal year ended April 1, 2016, adjusted EBITDA is a pro forma measure, and the various elements incorporate amounts furnished in the Form 8-K dated December 24, 2015, derived on the basis described therein.

(b)	For the three months and fiscal year ended March 31, 2017, GAAP results reflect the operations of CSRA LLC.
(c)	SRA income prior to November 30, 2015 merger from the most closely corresponding reporting period, which is October 1, 2015 to November 30, 2015, in the case of the fiscal year ended April 1, 2016.
(d)
Inter-company income prior to the November 30, 2015 merger, costs directly associated with the separation and merger transactions, intangibles amortization expense associated with SRA’s funded contract backlog, and one-time integration costs.

(e)	Excludes amortization of backlog intangibles. See endnote (d).
(f)	Excludes $14 million of expense in fiscal year 2017 that is included in separation, merger and integration costs.
(g)	The expected return on pension and OPEB plan assets minus the interest and service costs associated with the Plans on a pre-tax basis.
(h)	Pre-tax gain on the sale of Welkin in April 2015 and pre-tax income from the assets acquired by SRA in April 2015 earned before the acquisition as well as restructuring costs.

Exhibit 99.1

Free Cash Flow
CSRA defines free cash flow to be equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings, as further adjusted for certain other cash flow items, such as (i) non-recurring separation-related payments and (ii) the relative fiscal quarter impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement (“Purchase Agreement”).

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months Ended		Fiscal Years Ended
(Amounts in millions)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Net cash provided by operating activities	$50	$178	$488	$553
Net cash (used in) provided by investing activities	(50)	(54)	(168)	(1,605)
Acquisitions, net of cash acquired	—	—	—	1,473
Business dispositions	—	—	—	(34)
Payments on capital leases and other long-term assets financing	(15)	(4)	(47)	(17)
Separation and merger-related payments	77	10	101	80
Initial sales of qualifying accounts receivables(a)	—	36	(46)	(172)
Free cash flow	$62	$166	$328	$278

Notes:
(a)
Adjustments for the relative impact of the net proceeds arising from the initial sale of billed and/or unbilled receivables under the Purchase Agreement as well as the effect of any new types of sales arising from changes in the Purchase Agreement. For the three months and fiscal year ended April 1, 2016, amounts represent unbilled and billed receivables, respectively, principally sold by the Computer Sciences Government Services Business. For the fiscal year ended March 31, 2017, the amount relates to SRA unbilled receivables under the Purchase Agreement to which SRA was added to during the period. Billed receivables historically sold by SRA under a separate accounts receivable purchase agreement continue under the Purchase Agreement.

CONTACT:
Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com,
Media: Thomas Doheny, 703.641.3220, thomas.doheny@csra.com